Exhibit 10-25

AMENDMENT NO. 1
to
2000 STOCK OPTION PLAN
of
ENERGY EAST CORPORATION

          The 2000 Stock Option Plan (the "Plan") of Energy East Corporation is hereby amended as follows:

          1.          Article V.C. of the Plan is hereby amended to read in its entirety as follows:

In the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Committee shall cause there to be made such adjustments as it determines, in its sole discretion, to be necessary or appropriate, to the number and kind of shares that may be issued under the Plan, or to any individual under the Plan, and to the number and kind of shares or other property subject to and the exercise price (if applicable) of any then outstanding Awards, and such adjustments shall be conclusive and binding for all purposes of the Plan. If deemed necessary or appropriate by the Committee, provision may be made for the payment to a Participant who has an outstanding Option or other Award of a cash amount in cancellation of such Award equal to its then-value, as determined by the Committee; provided, that if such event takes place in connection with a Change in Control such value shall be based on the value received by holders of the outstanding Common Stock in connection with the Change of Control. Notwithstanding the foregoing, the number of shares subject to any Award shall always be a whole number.